10F-3 REPORT

                            MANAGED MUNICIPALS
                              PORTFOLIO INC.

                     June 1, 2001 through May 31, 2002

              	       Trade                     Purchase          % of
Issuer        	       Date    	Selling Dealer   Amount     Price  Issue(1)



Triborough Bridge &    11/7/01   Bear Stearns   $1,000,000 $98.617 5.92% A
 Tunnel Authority NY
 Revenue
 5.000% due 1/1/32

Puerto Rico Public     12/19/01	Morgan Stanley 	 2,000,000  99.303  4.93 B
 Finance Corp. Revenue          Dean Witter
 5.125% due 8/1/30

Illinois State GO      2/1/02	Bear Stearns  	 2,000,000  99.707  4.87 C
 1st Series
 5.750% due 2/1/20

Triborough Bridge &    3/6/02   UBS Paine Webber 3,000,000  97.855 14.91 D
 Tunnel Authority NY
 Revenue General Purpose
 5.125% due 1/1/31






(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.




A - Includes purchases of $65,950,000 by other Smith Barney Mutual Funds. B - Includes purchases of $52,250,000 by other Smith Barney Mutual Funds. C - Includes purchases of $16,250,000 by other Smith Barney Mutual Funds. D - Includes purchases of $37,000,000 by other Smith Barney Mutual Funds.